Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	Jeffrey Andreson, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899	408.545.6143
claire@headgatepartners.com	jandreson@nanometrics.com

Nanometrics Announces Preliminary Results for the Third Quarter of 2017

Quarterly Results Impacted by Delays in Revenue Recognition on Three Systems into Japan

MILPITAS, Calif., October 12, 2017 —  Nanometrics Incorporated (NASDAQ: NANO), a leading provider of advanced process control systems, today announced preliminary results for its fiscal third quarter, which ended September 30. Revenues are expected to be in the range of $56 to $57 million, below the $60 to $64 million range provided in the company’s previous outlook. The shortfall from the midpoint of guidance is attributed to the delay of revenue recognition on multiple systems into Japan that require customer acceptance. As a result of the lower level of revenues, third-quarter earnings are now expected to be in the range of $0.20 to $0.22 per share, reflecting improved gross margins of approximately 54%.

Commenting on the announcement, Dr. Timothy J. Stultz, president and chief executive officer, said “Near the end of third quarter, we experienced unforeseen delays in installation and final acceptance of multiple Atlas® systems at one customer site. This resulted in our revenues coming in below our guidance range. Importantly however, revenues for these tools are fully expected to be recognized in the fourth quarter. While the third quarter fell short of our prior outlook, there has been no change in demand for our tools or shifts in market share.  We continue to expect that the fourth quarter will set a new quarterly revenue record for Nanometrics, net of the contribution from the delayed system acceptances in Q3.

“Given our current visibility, we expect fourth-quarter 2017 revenues in the range of $72 to $80 million, with gross margins between 53.5% and 54.5%, and earnings in the range of $0.40 to $0.50 per share,” continued Dr. Stultz.

The company will release its final third quarter financial results and formal fourth quarter guidance after market close on November 2, 2017, and a conference call to discuss the results will be held that day at 4:30 PM ET. To participate in Nanometrics’ Q3 2017 conference call, dial (877) 374-4041, or for international dialers, (253) 237-1156, and reference Conference ID 89663988. A live and recorded webcast of the conference call and supplemental financial information can be accessed from Nanometrics’ website at www.nanometrics.com.

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors and other solid-state devices, including sensors, optoelectronic devices, high-brightness LEDs, discretes and data storage components. Nanometrics' automated and integrated metrology systems measure critical dimensions, device structures, topography and various thin film properties, including three-dimensional features and film thickness, as well as optical, electrical and material properties. The company's process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced three-dimensional wafer-level packaging applications. Nanometrics' systems enable advanced process control for device manufacturers, providing improved device yield at reduced manufacturing cycle time, supporting the accelerated product life cycles in the semiconductor and other advanced device markets. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Select Market under the symbol NANO. Nanometrics' website is http://www.nanometrics.com.

Forward-Looking Statements

Certain statements in this press release regarding future events or results, including those regarding third quarter 2017 preliminary results, and fourth quarter 2017 guidance of revenue, earnings per share and gross margin, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those described in this release. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from these expectations due to a variety of factors, including, but not

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

limited to: the company has not completed the closing of its books for the third quarter, and so unexpected adjustments may be made to the preliminary results during the closing process; decreased levels of industry spending; slowing adoption rate of Nanometrics’ new products; Nanometrics’ inability to gain additional market share, increase sales, ship products as scheduled, achieve customer acceptance of new products, or outperform the industry; Nanometrics may continue to experience unforeseen delays in installation and final acceptance; decreased demand for Nanometrics’ products; shifts in the timing of customer orders and product shipments; technology adoption rates; changes in customer and product mix; changes in market share; changes in operating expenses; and general economic conditions. For additional information and considerations regarding the risks faced by Nanometrics that could cause actual results to differ materially, see its annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission on March 3, 2017 including under the caption “Risk Factors,” as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement, except as required by law.

###